Exhibit 10.3

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UNC/NIIGATA/PANACOS LICENSE AGREEMENT

UNC/NIIGATA/PANACOS LICENSE AGREEMENT (this “Agreement”), effective as of January 20, 2009 (the “Effective Date”), between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL having an address at CB #4105, 308 Bynum Hall, Chapel Hill, NC (hereinafter referred to as “University”), NIIGATA UNIVERSITY OF PHARMACY AND APPLIED LIFE SCIENCES having an address at 5-13-2 Kamishin’Ei-cho Niigata 950-2081, Japan (“Niigata”) and PANACOS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware and having an address at 209 Perry Parkway, Gaithersburg, MD 20877 (together with its Affiliates hereinafter referred to as “Licensee”).

WITNESSETH

WHEREAS, University owns and controls its share of the ownership interest in the inventions covered by the Patents listed in Appendix A attached hereto (“University Inventions”), developed jointly by University and Licensee pursuant to the Sponsored Research Agreement, and Niigata owns and controls its share of the ownership interest in the inventions covered by the Patent listed on Appendix B attached hereto (“Niigata Inventions”) (University Inventions and Niigata Inventions hereinafter collectively referred to as “Inventions”); and

WHEREAS substantially concurrently with the execution and delivery of this Agreement, (i) Licensee and Myriad Genetics, Inc. (“Myriad”) are entering into, and effecting a closing under, an Asset Purchase Agreement and related agreements whereby Panacos is assigning to Myriad Panacos’s share of the ownership interest in certain inventions covered by certain Patents (not including the Inventions) jointly owned by Panacos and University (the “Bevirimat Patents”), and (ii) University and Myriad are entering into a License Agreement dated as of the date hereof whereby University is granting to Myriad a worldwide license to the Bevirimat Patents; and

WHEREAS, Licensee is desirous of producing, using and selling products which include the use of Inventions and is willing to expend its commercially reasonable efforts and resources to do so if it can obtain an exclusive license to use the Inventions under the terms and conditions set forth herein; and

WHEREAS, University and Niigata desire to facilitate a timely transfer of their information and technology concerning the Inventions for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license; and

WHEREAS, in the opinion of the University and Niigata, this transfer can best be accomplished consistent with their mission by affiliation with Licensee;

WHEREAS, University, Niigata, and Licensee entered into that certain License Agreement dated as of February 28, 2003 (as amended) pursuant to which Licensee obtained an exclusive license to certain Inventions (the “Original Agreement”);

WHEREAS, University, Niigata, and Licensee now wish to amend and restate the Original Agreement in its entirety;

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NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

I. DEFINITIONS

1.1. “UNIVERSITY TECHNOLOGY” means any unpublished (a) research and development information, (b) unpatented inventions, and (c) technical data, owned by or in the control of University prior to the Effective Date or during the Term of this Agreement, which relates to and is necessary for: (i) the practice of the Inventions, or (ii) the manufacture, use, sale, offer for sale or importation of any compounds disclosed in the Patents or any analogs, derivatives, modifications or improvements thereof, and which University has the right to provide Licensee under this Agreement, and which Licensee does not otherwise own or control.

1.2. “INVENTIONS” has the meaning set forth in the first Whereas clause above.

1.3. “NIIGATA INVENTIONS” has the meaning set forth in the first Whereas clause above.

1.4. “UNIVERSITY INVENTIONS” has the meaning set forth in the first Whereas clause above.

1.5. “LICENSED PRODUCTS” means (i) any method, procedure, or component part thereof whose manufacture, use, sale, offer for sale or importation is covered by any University Technology or Niigata Technology or by one or more Valid Claims of the Patents, or (ii) any product containing at least one Licensed Compound.

1.6. “LICENSED COMPOUNDS” means any individual compounds whose manufacture, use, sale, offer for sale or importation is covered by any University Technology or Niigata Technology or by one or more Valid Claims of the Patents.

1.7. “PATENTS” means any US patents and/or patent applications owned or controlled in whole or in part by University or Niigata prior to or during the Term of this Agreement and which University and/or Niigata has the right to provide its share to Licensee and which are included in and limited to those listed in Appendix A and Appendix B, as well as any continuations, continuations in part, divisionals, provisionals, continued prosecution applications, extensions, or reissues thereof, and any foreign counterpart of any of the foregoing.

1.8. “NET SALES” means, subject to Article 3.4, the invoiced sales price of Licensed Products sold by Licensee, less (a) any charges for sales taxes or other taxes separately stated on the invoice, (b) shipping and insurance charges, (c) actual credits and allowances for returned, rejected, recalled, or defective goods, (d) trade discounts, but before cash discounts and (e) government mandated rebates. Licensed Products will be considered sold when billed out, or when delivered or paid for before delivery, whichever first occurs. As used herein, “cash discounts” means discounts given on account of payments made in cash or payments made early.

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1.9. “LICENSED TERRITORY” means the world, subject to any restrictions in Article XI herein.

1.10. “LICENSED FIELD” means any and all human therapeutic and prophylactic uses.

1.11. “SUBLICENSEE” means any person or organization to which Licensee has granted a sublicense to the University Technology or Niigata Technology or Patents for the purpose of development and/or commercialization of Licensed Products in the Licensed Field.

1.12. “CONFIDENTIAL INFORMATION” means information considered proprietary to the party disclosing the information, and may include information relating to: research, development, patent prosecution and maintenance, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling.

1.13. “SUBLICENSE INCOME” means all royalties, all other payments, and any equity Licensee receives from Sublicensees, of which University and/or Niigata is owed a percentage; provided, however, that Sublicense Income shall specifically exclude (i) payments made in consideration for the issuance of equity or debt securities of Licensee at fair market value (but shall specifically include any payments received by Licensee from the issuance of securities of Licensee to the extent such payments are in excess of fair market value), (ii) equity or debt securities of a Sublicensee issued to Licensee if acquired by Licensee at fair market value, and (iii) payments specifically committed to research funding or development activities, or reimbursements of the same. In the event of a sublicense as contemplated herein, such sublicense shall state explicitly the consideration provided in exchange for University Technology or Niigata Technology or Patents.

1.14. “IND” means an Investigational New Drug Application filed with the Food and Drug Administration for authorization to initiate human clinical trials in the United States, or any foreign equivalent document for authorization to initiate human clinical trials outside the United States.

1.15. “AFFILIATE” means any corporation or other business entity which, directly or indirectly, controls, is controlled by, or is under common control with, a party. For purposes of this definition, “control” means ownership or beneficial interest in 40% or more of the voting stock or other voting interest of the corporation or other business entity.

1.16. “ANDA” means an Abbreviated New Drug Application, made in the form of a Food and Drug Administration submission or package to the Food and Drug Administration, for approval to market a Licensed Product in the United States, or any foreign equivalent document for approval to market a Licensed Product outside the United States.

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1.17. “CLASS OF LICENSED COMPOUNDS” means each subset of Licensed Compounds as described in the Patents and identified in Appendix A and Appendix B as (i) Class 1, (ii) Class 2, or (iii) Class 3.

1.18. “FIRST COMMERCIAL SALE” means the first sale of Licensed Product for use in the Field by Licensee or its Sublicensee to any third party in a country.

1.19. “NDA” means an original New Drug Application, made in the form of a Food and Drug Administration submission or package to the Food and Drug Administration, for approval to market a Licensed Product in the United States, or any foreign equivalent document.

1.20. “PERFORMANCE MILESTONE” means any milestone listed on Appendix C attached hereto.

1.21. “PHASE II CLINICAL TRIAL” means a dosing range trial to evaluate efficacy and safety in the targeted patient population and/or to define optimal dosing regimen of Licensed Product, or any other trial required to be designated as a Phase II clinical trial by the Food and Drug Administration.

1.22. “ROYALTY QUARTER” has the meaning set forth in Article 3.5.

1.23. “SPONSORED RESEARCH AGREEMENT” means that certain sponsored research agreement by and between University and Licensee effective April 28, 1999, including any amendments thereto.

1.24. “TERM” shall commence on the Effective Date and shall expire upon the expiration of the last Valid Claim of the Patents, unless earlier terminated pursuant to Article VII.

1.25. “VALID CLAIM” means either (a) a claim of an issued and unexpired patent included within the Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application. Notwithstanding the foregoing (and subject to Article 3.3(iii)), if a claim of a pending patent application has not issued as a claim of an issued patent within ten (10) years after the filing date from which such claim takes priority, such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent.

1.26. “PATENT COUNSEL” has the meaning set forth in Article 11.1.

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1.27. “NIIGATA TECHNOLOGY” means any unpublished (a) research and development information, (b) unpatented inventions, and (c) technical data, owned by or in the control of Niigata prior to the Effective Date or thereafter during the Term, which relates to and is necessary for: (i) the practice of the Niigata Inventions, or (ii) the manufacture, use, sale, offer for sale or importation of any compounds disclosed in the Niigata Patents or any analogs, derivatives, modifications or improvements thereof, and which Niigata has the right to provide Licensee under this Agreement, and which Licensee does not otherwise own or control.

II. TERMINATION OF ORIGINAL AGREEMENT; GRANT OF LICENSE; UNIVERSITY RESTRICTIONS

2.1. University, Niigata, and Licensee hereby acknowledge and agree that the Original Agreement is terminated and superseded by this Agreement as of the Effective Date of this Agreement. Notwithstanding any provision to the contrary in the Original Agreement, no provision contained therein shall survive termination of the Original Agreement. Notwithstanding the foregoing, each party hereby agrees that all actions, suits, damages, claims and demands, in law or in equity, which either of them has against the other under the terms of the Original Agreement, upon, or by reason of any breach of the Original Agreement, shall be enforceable under this Agreement.

2.2. (i) University grants to Licensee, to the extent of the Licensed Territory, a non-exclusive right and license (with the right to grant sublicenses pursuant to Article 2.3) to use University Technology in the Licensed Field, subject to all the terms and conditions of this Agreement.

(ii) University grants to Licensee, to the extent of the Licensed Territory, an exclusive right and license (with the right to grant sublicenses pursuant to Article 2.3) under the Patents to make, have made, use, sell, offer for sale, and import Licensed Products and Licensed Compounds embodying the Invention(s) in the Licensed Field, upon the terms and conditions set forth herein.

(iii) Niigata grants to Licensee, to the extent of the Licensed Territory, a non-exclusive right and license (with the right to grant sublicenses pursuant to Article 2.3) to use Niigata Technology in the Licensed Field, subject to all the terms and conditions of this Agreement.

(iv) Niigata grants to Licensee, to the extent of the Licensed Territory, an exclusive right and license (with the right to grant sublicenses pursuant to Article 2.3) under the Niigata Patents to make, have made, use, sell, offer for sale, and import Licensed Products and Licensed Compounds embodying the Niigata Inventions in the Licensed Field, upon the terms and conditions set forth herein.

2.3. University and Niigata each grant to Licensee, to the extent of the Licensed Territory, the right to sublicense. Sublicensees shall be subject to provisions substantially similar to the following provisions of this Agreement: Articles 2.5, 2.6, 2.7, 2.8, 2.9, VI, IX, 11.6, XIV, XV, XVI, XIX, XXI, and XXII and this Article 2.3. Sublicensees may not further sublicense

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any rights they obtain herein without the written consent of University as to the University Inventions and Niigata as to the Niigata Inventions. In the event of early termination of this Agreement, any sublicense agreement with any Sublicensee shall provide for the termination of the sublicense, or the conversion to a license directly between such Sublicensee and University and/or Niigata (as the case may be) on substantially the same terms as the sublicense agreement, at the option of the Sublicensee, provided, however, that in no event shall University or Niigata have greater obligations to such Sublicensee as it has to Licensee hereunder.

2.4. Any license granted herein (excluding the grant in Article 2.2(i) above) is exclusive for the Term of this Agreement.

2.5. Licensee shall not disclose any University Technology pursuant to Article 2.2(i) above to third parties during the Term or any time thereafter, provided, however, that disclosure of University Technology may be made at any time (1) with the prior written consent of University, or (2) pursuant to the provisions of this Agreement, including Article 6 herein.

2.6. Licensee shall not disclose any Niigata Technology pursuant to Article 2.2(iii) above to third parties during the Term or any time thereafter, provided, however, that disclosure of Niigata Technology may be made at any time (1) with the prior written consent of Niigata, or (2) pursuant to the provisions of this Agreement, including Article 6 herein.

2.7. Licensee is further granted the right to disclose and use any University Technology, or other Confidential Information of University or Niigata Technology, or other Confidential Information of Niigata pertaining to the Patents, Licensed Products, or Licensed Compounds in any submission to local, state, federal or foreign governmental agency, including, but not limited to, the US Food and Drug Administration and the US Patent and Trademark Office, notwithstanding any provisions to the contrary in Article VI.

2.8. Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government which may arise out of its sponsorship of the research which led to the Inventions.

2.9. Subject to the licenses granted to Licensee pursuant to the foregoing provisions of this Article II, each party retains all right, title, and interest in such party’s inventions and intellectual property, including, without limitation, its share of any joint inventions and jointly owned Patents.

III. LICENSE FEE AND ROYALTIES

3.1. [RESERVED].

3.2. The parties acknowledge that Licensee has paid University for all past costs (including reasonable attorney’s fees) arising out of the filing, prosecution, or maintenance of the Patents. Licensee will pay a further license fee in the form of

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payment of future costs (including attorney’s fees) arising out of the filing and prosecution of the Patents covering the Inventions pursuant to Article XI of this Agreement. Payment of such costs shall be non-refundable and shall not be a credit against any other amounts due hereunder.

3.3. (i) Beginning on the Effective Date of this Agreement and continuing, on a country-by-country basis, until the last to expire Valid Claim of Patents covering such Licensed Products, Licensee will pay University a running patent royalty on all Net Sales of Licensed Products in the Licensed Field covered by a Valid Claim of the Patents, in accordance with the chart below:

NET SALES OF LICENSED PRODUCT(S)	ROYALTY RATE
<$100 million	2.5%
>$100 million	3%

Notwithstanding the foregoing provisions of this Article 3.3(i), (a) in the event that the Licensed Product for which royalties are payable hereunder is covered by a Valid Claim of the Niigata Patents but no other Patents, then Licensee shall pay University one-half ( 1/2) of the royalties otherwise payable to University under this Article 3.3(i), and Licensee shall pay Niigata the remaining one-half ( 1/2) of such royalties; and (b) in the event that the Licensed Product for which royalties are payable hereunder is covered by Valid Claims of both the Niigata Patents and at least one other Patent, then Licensee shall pay University two-third ( 2/3) of the royalties otherwise payable to University under this Article 3.3(i), and Licensee shall pay Niigata the remaining one-third ( 1/3) of such royalties.

(ii) During the Term of this Agreement, Licensee will pay University a running technology royalty on all Net Sales of Licensed Products in the Licensed Field not covered by a Valid Claim of the Patents but whose manufacture, use, sale, offer for sale or importation is covered by University Technology, in accordance with the chart below:

NET SALES OF LICENSED PRODUCT(S)	ROYALTY RATE
<$100 million	1.25%
>$100 million	1.5%

Notwithstanding the foregoing provisions of this Article 3.3(ii), (a) in the event that the Licensed Product for which royalties are payable hereunder is covered by both University Technology and Niigata Technology, then Licensee shall pay University

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one-half ( 1/2) of the royalties otherwise payable to University under this Article 3.3(ii), and Licensee shall pay Niigata the remaining one-half ( 1/2) of such royalties; and (b) in the event that the Licensed Product for which royalties are payable hereunder is not covered by University Technology but is covered by Niigata Technology, then Licensee shall pay Niigata one hundred percent (100%) of the royalties otherwise payable to University under this Article 3.3(ii).

(iii) In addition to the foregoing, the parties acknowledge and agree that in the event a claim of a pending patent application ceases to be a Valid Claim pursuant to the last sentence of Article 1.23, and such pending patent application later issues during the Term of this Agreement, Licensee shall pay University and/or Niigata the difference between any patent royalties that would have been payable by Licensee under Article 3.3(i) if such claim of the pending patent application had not ceased to be a Valid Claim in the first instance pursuant to Article 1.23, and the technology royalty actually paid pursuant to Article 3.3(ii).

(iv) No later than thirty (30) days before the First Commercial Sale of a particular Licensed Product, Licensee retains the right to notify University and Niigata in writing of its determination of the allocation of payments between University and Niigata hereunder (if any). In such an event, University and Niigata shall have thirty (30) days to respond in writing if they disagree with Licensee’s determination. In the event Licensee does not receive written notice of a disagreement within such 30 day period, then Licensee’s determination shall be deemed acceptable to the parties. In the event Licensee receives written notice of a disagreement within such 30 day period, Licensee retains the right to make royalty payments into an escrow account until such time as University and Niigata provide Licensee with written confirmation of their resolution of such disagreement. In no event shall Licensee owe University and Niigata, in the aggregate, royalties greater than the royalty rates set forth in this Article 3.3.

3.4. (i) In the event any Licensed Product in the Licensed Field is a combination of one or more Licensed Compounds with one or more other active ingredients not licensed hereunder, Net Sales for purposes of determining royalty payments on such combination shall be calculated by multiplying the net sales (i.e., the invoiced sales price of the combination less the deductions set forth in Article 1.6) by the fraction A/(A+B) in which “A” is the total of the gross selling prices of the Licensed Compounds, and “B” is the total of the gross selling prices of the other active ingredients.

(ii) In the event that it is not possible to determine the gross selling price for each ingredient, Net Sales shall be calculated by multiplying the net sales (i.e., the invoiced sales price of the combination less the deductions set forth in Article 1.6) of the combination by the fraction C/(C+D), in which “C” is the total of the direct costs plus the direct overhead of the Licensed Compounds and “D” that of the other active ingredients. The direct costs plus the direct overhead of a component shall be determined in accordance with generally acceptable cost accounting principles.

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3.5. Beginning with the date of First Commercial Sale of any Licensed Product in the Licensed Field, Licensee agrees to make quarterly written reports to University and Niigata (with respect to Licensed Products covered by a Valid Claim of the Niigata Patents or by Niigata Technology) within thirty (30) days after the first (1st) days of each January, April, July, and October during the Term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate Net Sales of Licensed Products sold, used, or otherwise disposed of during the preceding three calendar months (each such three calendar months a “Royalty Quarter”) and upon which a royalty or percentage of Sublicense Income is payable as provided in Articles 3.3 or IV hereof, as appropriate. The first such report shall include all Net Sales of Licensed Products made prior to the date of such report. Until Licensee has achieved the First Commercial Sale of Licensed Product, a report shall be submitted by Licensee at the end of each January after the Effective Date of this Agreement and will include a full written report summarizing Licensee’s technical and other efforts made towards such First Commercial Sale of a Licensed Product.

3.6. In the event that it is necessary or required for Licensee to make royalty or other payments to one or more third parties in order for Licensee or any Sublicensee to make, use, or sell Licensed Products, Licensee may offset a total of fifty percent (50%) of such third-party payments against any royalty payments and/or percentage of Sublicense Income, as appropriate and in the Royalty Quarter they are due, that are otherwise due University and/or Niigata hereunder, provided that in no event shall the royalty payments or percentage of Sublicense Income otherwise due University and/or Niigata be reduced by more than fifty percent (50%) in any Royalty Quarter. Notwithstanding the foregoing, in no event shall Licensee offset third-party payments against any royalty payments and/or percentage of Sublicense Income that are otherwise due University and/or Niigata hereunder if such third party payments relate solely to other active ingredients to which the combination Product calculations in Article 3.4 have been applied.

3.7. Concurrently with the making of each report pursuant to Article 3.5 above, Licensee shall pay to the University and/or Niigata all payments due University and/or Niigata under Articles 3.3, 3.8 or IV, as appropriate.

3.8. Licensee will make milestone payments upon the first of either Licensee or a Sublicensee reaching the designated stages of development listed in the table below, for each Licensed Product. Payment shall be the greater of the compensation due University pursuant to Article IV (if applicable), or the amount listed in the table below.

Notwithstanding the foregoing, (a) in the event that the Licensed Product for which milestone payments are due hereunder is covered by a Valid Claim of the Niigata Patents but no other Patents, or is not covered by a Valid Claim of any Patents but is covered by the University Technology and Niigata Technology, then Licensee shall pay University one-half ( 1/2) of the compensation otherwise payable to University under this Article 3.8 (or Article IV as the case may be), and Licensee shall pay Niigata the remaining one-half ( 1/2) of such compensation; and (b) in the event that the Licensed Product for which milestone payments are due hereunder is covered by Valid Claims of both the Niigata Patents and at least one other Patent, then Licensee shall pay University two-thirds ( 2/3) of the compensation otherwise payable to University under this Article 3.8 (or Article IV as

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the case may be), and Licensee shall pay Niigata the remaining one-third ( 1/3 ) of such compensation; and (c) in the event that the Licensed Product for which milestone payments are due hereunder is not covered by a Valid Claim of any Patents but is covered by the Niigata Technology but not the University Technology, then Licensee shall pay Niigata one hundred percent (100%) of the compensation otherwise payable to University under this Article 3.8 (or Article IV as the case may be).

No later than thirty (30) days before payments are due hereunder (or under Article IV as the case may be), Licensee retains the right to notify University and Niigata in writing of its determination of the allocation of payments between University and Niigata hereunder (if any). In such an event, University and Niigata shall have thirty (30) days to respond in writing if they disagree with Licensee’s determination. In the event Licensee does not receive written notice of a disagreement within such 30 day period, then Licensee’s determination shall be deemed acceptable to the parties. In the event Licensee receives written notice of a disagreement within such 30 day period, Licensee retains the right to make milestone payments into an escrow account until such time as University and Niigata provide Licensee with written confirmation of their resolution of such disagreement. In no event shall Licensee owe University and Niigata, in the aggregate, milestone payments greater than the amounts set forth in the table herein or pursuant to Article IV (as applicable).

STAGE OF DEVELOPMENT	MINIMUM PAYMENT DUE
upon filing the first IND for each Licensed Product with a distinct Licensed Compound in the Licensed Field	$15,000

completion of a Phase II Clinical Trial for each Licensed Product with a distinct Licensed Compound in the Licensed Field	$50,000

upon filing an NDA (but not an ANDA) for each Licensed Product with a distinct Licensed Compound in the Licensed Field	$75,000

upon the First Commercial Sale for each Licensed Product with a distinct Licensed Compound, based on an approved NDA (but not an ANDA) in the Licensed Field.	$150,000

For the avoidance of doubt, the parties acknowledge and agree that in no event shall Licensee owe University and/or Niigata payments under both this Article 3.8 and Article IV with respect to milestone payments received by Licensee from Sublicensees for the milestones listed hereunder.

In the event of default of any payment owing to University and/or Niigata under the terms of this Agreement, and if it becomes necessary for University and/or Niigata to undertake legal action to collect said payment, Licensee shall pay all reasonable legal fees and costs incurred by University and/or Niigata in connection therewith.

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3.9. The parties recognize that different Licensed Products may contain the same Licensed Compound. However, the parties agree that only one milestone shall be payable pursuant to Section 3.8 or IV (as applicable) for each individual Licensed Compound, regardless of the number of Licensed Products containing such Licensed Compound. For purposes of this Agreement, substitution of halogens, chalcogens, or differing lengths of a hydrocarbon backbone shall not be considered distinct Licensed Compounds.

3.10. Nothing in this Agreement shall be construed to require the payment of more than one royalty or percentage of Sublicense Income with regard to the Net Sale of an individual Licensed Product in the Licensed Field. No multiple royalties or percentages of Sublicense Income shall be payable because any Licensed Product, or its manufacture, use, sale, offer for sale or importation is covered by more than one Valid Claim in a given country.

IV. SUBLICENSES

In the case of income derived by Licensee from Sublicensees, Licensee shall pay University a share of Sublicense Income, whose share shall be in accordance with the following table, on a Sublicensee by Sublicensee basis and on a Class of Licensed Compound by Class of Licensed Compound basis, subject to Article 3.8:

STAGE OF DEVELOPMENT AT THE TIME OF EXECUTING A SUBLICENSE AGREEMENT WITH THE APPLICABLE SUBLICENSEE WITH RESPECT TO THE APPLICABLE CLASS OF LICENSED COMPOUND:	% OF SUBLICENSE INCOME RECEIVED FROM THE APPLICABLE SUBLICENSEE WITH RESPECT TO THE APPLICABLE CLASS OF LICENSED COMPOUND AND PAYABLE TO UNIVERSITY:
Prior to completion of a Phase II Clinical Trial for at least one Licensed Product in the Class of Licensed Compound in the Licensed Field	25%

Following completion of a Phase II Clinical Trial for at least one Licensed Product in the Class of Licensed Compound in the Licensed Field	12.5%

For the avoidance of doubt, the parties acknowledge and agree that:

(i)

In the event that Licensee executes a sublicense agreement with respect to Class 1 with a Sublicensee prior to completion of a Phase II Clinical Trial for at least one Licensed Product in Class 1, and also sublicenses Class 2 to the same

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Sublicensee after completion of a Phase II Clinical Trial for a Licensed Product in Class 2, Licensee shall pay University 25% of Sublicense Income received from such Sublicensee with respect to any Licensed Products in Class 1, and 12.5 % of Sublicense Income received from such Sublicensee with respect to any Licensed Products in Class 2. By way of further example for the avoidance of doubt, in the event that Licensee executes a sublicense agreement with respect to Class 2 with a Sublicensee prior to completion of a Phase II Clinical Trial for at least one Licensed Product in Class 2, and also sublicenses Class 3 to the same Sublicensee after completion of a Phase II Clinical Trial for a Licensed Product in Class 3, Licensee shall pay University 25% of Sublicense Income received from such Sublicensee with respect to any Licensed Products in Class 2, and 12.5 % of Sublicense Income received from such Sublicensee with respect to any Licensed Products in Class 3; and

(ii)	In the event that Licensee executes a sublicense agreement with respect to Class 1 with a Sublicensee (“Sublicensee A”) prior to completion of a Phase II Clinical Trial for at least one Licensed Product in Class 1, and later sublicenses Class 1 to another Sublicensee (“Sublicensee B”) after completion of a Phase II Clinical Trial for a Licensed Product in Class 1, Licensee shall pay University 25% of Sublicense Income received from Sublicensee A with respect to any Licensed Products in Class 1, and 12.5 % of Sublicense Income received from Sublicensee B with respect to any Licensed Products in Class 1. By way of further example for the avoidance of doubt, in the event that Licensee executes a sublicense agreement with respect to Class 2 with a Sublicensee (“Sublicensee C”) prior to completion of a Phase II Clinical Trial for at least one Licensed Product in Class 2, and later sublicenses Class 2 to another Sublicensee (“Sublicensee D”) after completion of a Phase II Clinical Trial for a Licensed Product in Class 2, Licensee shall pay University 25% of Sublicense Income received from Sublicensee C with respect to any Licensed Products in Class 2, and 12.5 % of Sublicense Income received from Sublicensee D with respect to any Licensed Products in Class 2.

Notwithstanding the foregoing, in the event that Licensee executes a sublicense agreement with respect to Class 2, Licensee shall pay University two-third ( 2/3) of the Sublicense Income otherwise payable to University under this Article IV, and Licensee shall pay Niigata the remaining one-third ( 1/3) of such Sublicense Income, provided, however, that (a) in the event any such Sublicense Income is compensation specifically and solely for the sublicensing of the Niigata Patents (as opposed to the Niigata Patents and the other Patents within Class 2), then Licensee shall pay University one-half ( 1/2) of the Sublicense Income otherwise payable to University under this Article IV, and Licensee shall pay Niigata the remaining one-half ( 1/2) of such Sublicense Income; (b) in the event any such Sublicense Income is compensation specifically and solely for the sublicensing of the Niigata Technology, then Licensee shall pay Niigata one hundred percent (100%) of such Sublicense Income; and (c) in the event any such Sublicense Income is compensation specifically and solely for the sublicensing of (i) Patents other than the Niigata Patents or (ii) University Technology, then Licensee shall pay University one hundred percent (100%) of such Sublicense Income.

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No later than thirty (30) days before payments are due hereunder, Licensee retains the right to notify University and Niigata in writing of its determination of the allocation of payments between University and Niigata hereunder (if any). In such an event, University and Niigata shall have thirty (30) days to respond in writing if they disagree with Licensee’s determination. In the event Licensee does not receive written notice of a disagreement within such 30 day period, then Licensee’s determination shall be deemed acceptable to the parties. In the event Licensee receives written notice of a disagreement within such 30 day period, Licensee retains the right to make Sublicense Income payments into an escrow account until such time as University and Niigata provide Licensee with written confirmation of their resolution of such disagreement. In no event shall Licensee owe University and Niigata, in the aggregate, Sublicense Income payments greater than the amounts set forth in the table herein.

V. COMMERCIALLY REASONABLE EFFORTS

5.1. Licensee shall use commercially reasonable efforts to proceed diligently with the development, manufacture and sale of at least one (1) Licensed Product either directly or through a Sublicensee in each Class of Licensed Compounds, and shall earnestly and diligently offer and continue to offer for sale upon NDA approval, at least one (1) Licensed Product in each Class of Licensed Compounds under reasonable conditions during the Term of this Agreement either directly or through a Sublicensee.

In particular, Licensee or its Sublicensee(s) will use commercially reasonable efforts to meet the Performance Milestones, which such achievement shall be conclusive evidence that Licensee has used commercially reasonable efforts as required in the preceding paragraph. In the event that Licensee fails to meet a particular Performance Milestone for a particular Class of Licensed Compounds during the timeframe set forth in Appendix C, University shall have the right to terminate the licenses granted hereunder to University’s rights for that particular Class of Licensed Compounds, upon thirty (30) days advance written notice to Licensee, unless Licensee either (i) cures such breach within such thirty (30) day period, or (ii) elects to extend the Performance Milestone deadline pursuant to the provisions of Section 5.2 below.

5.2. Licensee may have an additional six (6) months to reach a Performance Milestone upon payment of $20,000 to University, and in addition, if the Performance Milestone is not met with respect to a Class 2 Licensed Compound, $10,000 to Niigata. In such an event, the timeframes for the applicable Performance Milestone and all remaining outstanding Performance Milestones set forth in Appendix C shall be extended by six (6) months. Up to two (2) extensions, each requiring payment, may be obtained for any individual Performance Milestone for each Class of Licensed Compounds, however, and notwithstanding the provisions of Section 7.1 only three (3) total extensions may be obtained under Appendix C for each Class of Licensed Compounds.

If Licensee exhausts all extensions as set forth in the preceding paragraph of this Article 5.2, and still has not met the obligations outlined in Appendix C (as extended), University may terminate this Agreement with respect to such Class of Licensed Compounds upon thirty (30) days written notice to Licensee, unless Licensee cures such breach within such thirty (30) day period.

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VI. DISCLOSURE AND CONFIDENTIALITY

6.1. Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) may be oral or in writing, provided that any information disclosed orally shall be reduced to writing within thirty (30) days of disclosure and all such information shall be clearly marked “CONFIDENTIAL” on the first page of such written disclosure.

6.2. Receiving Party agrees that all Confidential Information received under this Agreement or the Original Agreement shall be maintained in confidence during the Term and for a period of five (5) years from the expiration or termination date of this Agreement and further agrees not to use such Confidential Information for any purpose other than fulfilling the purposes and upholding the obligations of this Agreement without the prior written consent of Disclosing Party. Receiving Party shall use the same standard of care to protect the confidentiality of Confidential Information received under this Agreement as it uses to protect its own Confidential Information, and shall limit disclosure of Disclosing Party’s Confidential Information to those of its employees, agents, consultants, investors and potential investors, Sublicensees, potential sublicensees and collaborators who have an actual need to know such information and who have a written obligation, or are subject to applicable University policies, to protect the confidentiality of such Confidential Information which is at least as protective of such information as the agreement contained herein.

6.3. Notwithstanding Articles 2 or 6.2, the obligations of the Receiving Party regarding confidentiality and use of University Technology or Niigata Technology or Confidential Information disclosed hereunder shall not include:

(i) information which, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

(ii) information which, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Receiving Party;

(iii) information which the Receiving Party can establish was in its possession prior to the time of disclosure;

(iv) information which, after disclosure, is made available to Receiving Party in good faith by a third party under no obligation of confidentiality to the Disclosing Party; or information which either party is required to disclose to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclose.

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6.4 For the avoidance of doubt, the parties acknowledge and agree that Niigata is bound by the provisions of this Article VI with respect to disclosures made by Licensee and/or University prior to the Effective Date and thereafter during the term of the License Agreement, including without limitation, discussions relating to the Niigata Patents and their prosecution, and the negotiation of this Agreement.

VII. CANCELLATION OR TERMINATION

7.1. It is expressly agreed that, if Licensee should fail to deliver to University any payment, royalty, or equity at the time or times that the same should be due to University or if Licensee should in any material respect violate or fail to keep or perform any covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder (but specifically excluding any diligence obligations under Article V), then the University, by written notice to Licensee, shall have the right to terminate this Agreement, provided, however, that Licensee shall have the opportunity to cure any such breach described in University’s written notice within thirty (30) days of receipt. Licensee’s right to cure a breach after the first two breaches of Licensee properly noticed by University under the terms of this Agreement (regardless of the nature of those breaches) shall be conditioned upon Licensee paying the reasonable costs and expenses of University directly relating to such breach by Licensee. If University should in any material respect violate or fail to keep or perform any material covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then Licensee, by written notice to University, shall have the right to terminate this Agreement, provided, however, that University shall have the opportunity to cure any such breach described in Licensee’s notice within thirty (30) days of receipt.

7.2. University may terminate this Agreement with respect to a Class of Licensed Compounds or in whole for Licensee’s lack of diligence, pursuant to the provisions of Articles 5.1, 5.2 or 5.3 of this Agreement, as the case may be.

7.3. If Licensee should be adjudged bankrupt or enter into a composition with or assignment to its creditors, then in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee.

7.4. Any termination or cancellation under any provision of this Agreement shall not relieve either party of any obligation which accrued prior to the effective date of such termination, including, in the case of Licensee, its obligation to pay any royalty or other fees (including attorney’s fees pursuant to Article 3.2 hereof) due or owing at the time of such cancellation or termination.

7.5. Licensee may terminate this Agreement at any time by providing University and Niigata with thirty (30) days advance written notice.

VIII. RIGHTS UPON CANCELLATION OR TERMINATION

The parties acknowledge and agree that upon the termination or expiration of this Agreement for any reason: (i) each party retains all right, title, and interest in such party’s inventions and intellectual property, including, without limitation, its share of

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any joint inventions and jointly owned Patents, and (ii) each of the owning parties may commercially exploit any jointly owned inventions and jointly owned Patents in any countries without any further accounting to the other party(ies).

IX. USE OF OTHER PARTY’S NAME

The use of the name of a party by any other party, or any contraction thereof, in any manner in connection with this license is expressly prohibited except with the prior written consent of such party.

X. UNIVERSITY USE

It is expressly agreed that, notwithstanding any other provisions herein, University is free to use University Technology, Patents and Licensed Compounds for its own non-commercial research, and clinical, teaching and educational purposes (including distribution of any compounds covered under the Patents to academic collaborators provided that the academic collaborators receiving Licensed Compounds shall be obligated to not transfer the Licensed Compounds to third party commercial entities and to not use the Licensed Compounds in research sponsored by third party commercial entities) without payment of royalties. In no event shall University transfer the Patents or Licensed Compounds for sale or other distribution to third parties other than non-profit research or educational institutions, or to such institutions in contravention of the foregoing provisions. Furthermore, except as otherwise set forth in the Sponsored Research Agreement, University shall be free to publish University Technology as it sees fit. Notwithstanding the foregoing, in no event shall University use, or grant any third party a right to use, any Patents and/or Licensed Compounds in the Licensed Field for commercial purposes during the Term, including, without limitation, conducting sponsored research with any for-profit entity during the Term.

It is expressly agreed that, notwithstanding any other provisions herein, Niigata is free to use Niigata Technology, Niigata Patents and Licensed Compounds covered by such Niigata Technology or Niigata Patents solely for its own non-commercial research, and clinical, teaching and educational purposes (including distribution of any compounds covered under the Niigata Patents to academic collaborators provided that the academic collaborators receiving such Licensed Compounds shall be obligated to not transfer such Licensed Compounds to third party commercial entities and to not use such Licensed Compounds in research sponsored by third party commercial entities) without payment of royalties. In no event shall Niigata transfer the Niigata Patents or Licensed Compounds covered by the Niigata Patents or Niigata Technology for sale or other distribution to third parties other than non-profit research or educational institutions, or to such institutions in contravention of the foregoing provisions. Notwithstanding the foregoing, in no event shall Niigata use, or grant any third party a right to use, any Niigata Patents and/or Licensed Compounds covered by the Niigata Patents or Niigata Technology in the Licensed Field for commercial purposes during the Term, including, without limitation, conducting sponsored research with any for-profit entity during the Term.

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XI. PATENTS

11.1. Licensee shall bear the cost of preparing, filing, prosecuting, and maintaining all United States and foreign patent applications and issued patents included within the Patents, and any interferences related to the Patents, at its sole cost and expense. Such preparation, filing, prosecution, and maintenance shall be by patent counsel mutually agreeable to both University and Licensee (and Niigata with respect to the Niigata Patents) (“Patent Counsel”). As of the Effective Date, Patent Counsel has been designated as Sterne, Kessler, Goldstein & Fox P.L.L.C. Patents claiming joint inventions (as determined by inventorship under U.S. patent laws) shall be filed in the name of University and Licensee (and Niigata with respect to the Niigata Patents). Patent Counsel will keep University and Licensee advised of the prosecution of such Patents by forwarding copies of all official correspondence, (including, but not limited to, applications, office actions, responses, etc.) relating thereto to University and Licensee.

11.2. University and Niigata (with respect to the Niigata Patents) will provide Patent Counsel and Licensee, in a timely manner, all information in its possession or control which is subject to the terms and conditions of this Agreement necessary or useful for the preparation, filing and maintenance of the Patents. University and Niigata (with respect to the Niigata Patents) agrees to cooperate with Licensee and Patent Counsel to whatever extent is reasonable and necessary to prepare, file, prosecute, and maintain the Patents, including agreeing to execute any and all documents to provide Licensee the benefits of the licenses granted herein.

11.3. If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility, at its own expense, to defend and control the defense of any such claim against Licensee or its Sublicensees, by counsel of its own choice. It is understood that any settlement of such actions which will have a material adverse effect on the rights of University hereunder must be approved by University. Such approval shall not be unreasonably withheld. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University and Niigata each for any out of pocket expenses incurred in providing such assistance.

11.4. In the event that any Patents are infringed or appear to be infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement or apparent infringement.

11.5. Notwithstanding the foregoing, and in University’s sole discretion, University shall be entitled to participate, through counsel of its own choosing and at its sole cost and expense, in any legal action described in Articles 11.4 and 11.5 involving the Inventions, provided that Licensee shall retain the right to control such actions unless Licensee has previously abandoned or

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elected not to proceed with such legal action. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

XII. REPRESENTATIONS, WARRANTIES AND COVENANTS; WAIVER

12.1. The University and Niigata each represents, and covenants as follows:

(i) It has the full right, power, and authority to enter into this Agreement and to perform all of its obligations hereunder.

(ii) The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement do not violate, conflict with, or constitute a default under its Charter or the terms and provisions of any agreement or other instrument to which it is a party or by which it is bound, or any material order, award, judgment or decree to which it is a party or by which it is bound, or any state or federal law governing its activities.

(iii) Upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(iv) Subject in the case of the University to the rights held by the U.S. Government under Public Law 96-517, as amended, and the implementing regulations, and to any rights as may be held by the other parties to this Agreement, it is the owner of all rights to the Niigata Technology or the University Technology (as applicable), and its share of the title and interest in the Niigata Patents and Licensed Compounds covered by the Niigata Patents, Niigata Technology, and/or University Technology (as applicable). Subject to the aforementioned rights of the U.S. Government in the case of the University, it has the sole and complete authority to issue and grant to Licensee the exclusive license granted hereunder, free and clear of any claims, liens, encumbrances or charges of any third party.

(v) As of the Effective Date, it has no knowledge of any potential infringement action or claim relating to the Niigata Technology or Niigata Patents, or Licensed Compounds and Licensed Products covered by the Niigata Technology or Niigata Patents, and has no knowledge of any infringement, or breach of any agreement or of any facts that might reasonably lead to any claim of infringement or breach of any agreement relating to any patent, patent right, patentable invention, patent application, trade secret or other proprietary right of any third party relating to its use or ownership of the foregoing, or Licensee’s licenses hereunder. However, neither University nor Niigata has done any searching regarding possible or potential infringement actions or claims.

(vi) It will promptly disclose, and cause its inventors to disclose, to designated patent counsel of Licensee all information known to University, Niigata or their respective inventors (as the case may be) which is or could be material to the patentability, enforceability or validity of any application or patent included in the Niigata Patents and Licensed Compounds and/or Licensed Products covered by the Niigata Patents. However, University or Niigata shall not be required to actively search for any potential prior art.

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12.2. To the extent that rights granted by the University to Licensee under this Agreement are subject to the requirements of Public Law 96-517, as amended, and its implementing regulations, the University agrees that it will take all steps within its power to retain title, to the fullest extent permitted by law, to the University Technology and its share of the title to the Patents and Licensed Compounds in the United States and in any foreign country designated by Licensee for the duration of this license.

12.3. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

XIII. LICENSE RESTRICTIONS

It is agreed that, as set forth in and subject to Articles 7.1 and 7.2, the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.

XIV. ASSIGNMENTS

This Agreement is binding upon and shall inure to the benefit of the parties and their successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by Licensee to any entity without the written consent of University, which consent shall not be unreasonably withheld; provided, however, that Licensee, without such consent, may assign its rights and obligations under this Agreement in connection with a merger, consolidation, or sale of substantially all of Licensee’s assets.

XV. INDEMNITY

15.1. Licensee agrees to indemnify, hold harmless and defend University, its officers, employees, and agents and Niigata and its officers, employees and agents (the “Indemnitees”), against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private (collectively, “Claims”), resulting from or arising out of the exercise of this license provided, however, that such indemnification shall not apply to any Claims to the extent directly attributable to (i) the negligent activities or intentional misconduct of any Indemnitee or (ii) the settlement of a claim, suit, action, or demand by the Indemnitees without the prior written approval of Licensee.

15.2. Any Indemnitee seeking indemnification hereunder shall provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitee(s) to defend against any such Claim. The Indemnitee seeking indemnification hereunder shall cooperate fully with Licensee in such defense and will permit Licensee to conduct and control such defense and the disposition

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of such Claim (including all decisions relative to litigation, appeal, and settlement); provided, however, that such Indemnitee shall have the right to retain its own counsel reasonably acceptable to Licensee, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Nothing herein should be construed to abrogate the authority of the Attorney General of the State of North Carolina.

XVI. INSURANCE

Prior to initiating clinical trials, Licensee shall obtain, at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Article XV, above. The University shall have the right to ascertain from time to time that such coverage exists.

XVII. INDEPENDENT CONTRACTOR STATUS

Neither party hereto is an agent of the other for any purpose.

XVIII. LATE PAYMENTS

In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth (10th) day following the due date thereof, calculated at the annual rate of the sum of (a) two and one-half percent (2.5%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment was due. The interest shall be compounded on the last day of each calendar quarter provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment, when paid, shall be accompanied by all accrued interest.

XIX. WARRANTY DISCLAIMER

University and Niigata makes no warranties that any patent will issue on University Technology or patent applications within the Patents. University and Niigata further makes no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition of any Inventions, Patents, Licensed Compounds or Licensed Products that are the subject of this Agreement; or the merchantability or fitness for a particular purpose of any such Inventions, Licensed Compounds or Licensed Products. University and Niigata shall not be liable for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of the Licensed Compounds, Licensed Products, or Patents.

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XX. ACCOUNTING AND RECORDS

20.1. Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University and Niigata under this Agreement. Such books and records will be kept at Licensee’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by an independent accounting firm reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statements, or Licensee’s compliance in other respects with this Agreement. Such accountant shall disclose to the University only information relating to the accuracy of the records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such accounts and records.

20.2. Such inspections shall be at the expense of University, unless a variation or error resulting from an underpayment to University exceeding the lesser of (i) US $5,000, or (ii) 1% for any consecutive twelve (12) month period is discovered in the course of any such inspection, whereupon all costs relating thereto would be paid by Licensee.

20.3. Licensee will promptly pay to University and Niigata the full amount of any underpayment, along with interest calculated at the annual rate of the sum of (a) two and one-half percent (2.5%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment was due. The interest shall be compounded on the last day of each calendar quarter provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations.

XXI. COMPLIANCE WITH LAWS

In exercising its rights under this license, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license. Licensee further agrees to indemnify and hold University and Niigata harmless from and against any Claims which might be imposed by reason of any asserted or established violation of any such laws, order, rules, and/or regulations, pursuant to the provisions of Article XV.

XXII. US MANUFACTURE

It is agreed that any Licensed Products sold in the United States shall be substantially manufactured in the United States to the extent required by Public Law 96-517, as amended, and the implementing regulations.

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XXIII. NOTICES

Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if delivered in person or mailed by first-class certified mail to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the Term of this Agreement.

UNIVERSITY	LICENSEE	NIIGATA
Director Office of Technology Development The University of North Carolina at Chapel Hill CB #4105, 308 Bynum Hall Chapel Hill, NC 27599-4105	Alan W. Dunton, M.D. President and Chief Executive Officer Panacos Pharmaceuticals, Inc. 209 Perry Parkway Gaithersburg, MD 20877	President Niigata University of Pharmacy and Applied Life Sciences 5-13-2 Kamishin’Ei-cho Niigata 950-2081, Japan

XXIV. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the United States and of the State of North Carolina, without regard to principles of conflicts of law. All disputes, controversies and claims arising out of or related to this Agreement not settled by the dispute resolutions procedures pursuant to Article XXVIII of this Agreement will be subject to the exclusive jurisdiction of the state or federal courts of North Carolina.

XXV. COMPLETE AGREEMENT

It is understood and agreed between University and Niigata and Licensee that this Agreement, together with the Appendixes constitutes the entire agreement, both written and oral, between the parties respecting the subject matter hereof, and that all prior agreements respecting the subject matter hereof (including, without limitation, the Original Agreement pursuant to Article II), either written or oral, expressed or implied, shall be abrogated, cancelled, and are null and void and of no effect.

XXVI. SEVERABILITY

In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

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XXVII. SURVIVAL OF TERMS

The provisions of Articles 2.1, III and IV (in each case, with respect to payment obligations accruing prior to the date of expiration or termination), 2.5, VI, 7.4, VIII, IX, XII, XV, XVI, XVII, XVIII (with respect to payment obligations accruing prior to the date of expiration or termination), XIX, XX (with respect to payment obligations accruing prior to the date of expiration or termination), XXI, XXIII, XXIV and this Article XXVII shall survive the expiration or termination of this Agreement.

XXVIII. DISPUTE RESOLUTION

All disputes between Licensee and Niigata (but not University) arising out of or related to this Agreement, whether before or after termination of this Agreement shall be resolved as follows:

(a) The parties shall, through their duly authorized representatives, attempt in good faith for thirty (30) days to resolve the dispute.

(b) If the dispute can not be resolved by the parties within 30 days, the Chief Operating Officer of Licensee and the President of Niigata (the “Appointed Representatives”) shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within thirty (30) days to attempt to resolve the dispute.

(c) If the matter remains unresolved within thirty (30) days after the meeting of the Appointed Representatives or if the Appointed Representatives fail to meet within thirty (30) days, either party may initiate arbitration upon written notice to the other party, whereupon the parties agree to settle their dispute by binding arbitration under the Rules of the International Chamber of Commerce. If the arbitration is initiated by Niigata, the legal place of arbitration shall be in North Carolina. If the arbitration is initiated by Licensee, the legal place of arbitration shall be in Japan. The language used in the arbitral proceedings shall be English. The party against whom such binding arbitration is found shall bear all costs of such binding arbitration.

Notwithstanding the foregoing, Licensee and Niigata acknowledge and agree that the provisions of this Article shall not apply to any dispute, controversy or claim: (i) seeking a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief where such relief is reasonably required to protect its interests; (ii) for the collection of undisputed amounts; and/or (iii) which can not be finally and completely resolved without the participation of University or any third party who is not bound by the provisions of this Article. Any such dispute, controversy or claim discussed in the previous sentence shall be subject to Article XXIV of this Agreement.

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IN WITNESS WHEREOF, both University and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year of last signature below.

THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL	PANACOS PHARMACEUTICALS, INC.

/s/ Catherine Innes	/s/ Alan W. Dunton
Cathy Innes	Alan W. Dunton, M.D.
Director	President and Chief Executive Officer

NIIGATA UNIVERSITY OF PHARMACY AND APPLIED LIFE SCIENCES

/s/ Mikio Yamazaki
Mikio Yamazaki
President